UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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MADRIGAL PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MADRIGAL PHARMACEUTICALS, INC.
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 19, 2018

To the Stockholders of Madrigal Pharmaceuticals, Inc.:

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders of Madrigal Pharmaceuticals, Inc., a Delaware corporation, will be held on Tuesday, June 19, 2018, at 9:00 a.m. Eastern Time at The Rittenhouse, 210 West Rittenhouse Square, Philadelphia, PA 19103, for the following purposes, as more fully described in the proxy statement accompanying this Notice:

1.	to elect two Class II director nominees named in the accompanying proxy statement to serve on the Board of Directors for three-year terms expiring at the Annual Meeting of Stockholders to be held in 2021 or until their successors are duly elected and qualified;
2.	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;
3.	to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the accompanying proxy statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and
4.	to transact such other business that is properly presented at the meeting and any adjournments or postponements thereof.

In accordance with rules established by the Securities and Exchange Commission, we are providing you access to our proxy materials over the Internet. Accordingly, we plan to mail a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders on or about May 10, 2018. The Notice will describe how to access and review our proxy materials, including our proxy statement, proxy card, and 2017 Annual Report on Form 10-K. The Notice, as well as our proxy card, will also describe how you may submit your proxy electronically. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Only stockholders of record at the close of business on April 27, 2018, are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices for the ten days prior to the Annual Meeting. All stockholders are cordially invited to attend the Annual Meeting in person. To attend the Annual Meeting you will need a form of photo identification. If your shares are held in street name, you will also need to bring proof of your ownership of our common stock, such as your most recent brokerage statement. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible.

BY ORDER OF THE BOARD OF DIRECTORS

Paul A. Friedman, M.D.
Chairman of the Board and Chief Executive Officer
West Conshohocken, Pennsylvania
April 27, 2018

i

Important Notice Regarding the Availability of Proxy Materials
For the Stockholder Meeting to be Held on June 19, 2018
at 9:00 a.m. Eastern Time at The Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, PA 19103

The Proxy Statement, Proxy Card and Annual Report on Form 10-K for 2017 are available at:
https://materials.proxyvote.com/558868

YOUR VOTE IS VERY IMPORTANT

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote over the telephone or the Internet, or, if you receive a paper proxy card by mail, by completing, dating, signing and returning the proxy mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

MADRIGAL PHARMACEUTICALS, INC.
200 BARR HARBOR DRIVE, SUITE 400
WEST CONSHOHOCKEN, PENNSYLVANIA 19428
(484) 380-9263

Note Regarding Our 2016 Merger

We are a clinical-stage biopharmaceutical company. On July 22, 2016, Synta Pharmaceuticals Corp. completed its business combination with Private Madrigal, which we refer to in this proxy statement as the Merger, in accordance with the terms of an Agreement and Plan of Merger and Reorganization, dated as of April 13, 2016, or the Merger Agreement. As used in this proxy statement, the term “Private Madrigal” refers to Madrigal Pharmaceuticals, Inc., a privately-held Delaware corporation, prior to the consummation of the Merger. The terms “Madrigal,” the “Company,” “we,” “our” and “us” refer to Private Madrigal, prior to the consummation of the Merger, and Madrigal Pharmaceuticals, Inc. (formerly known as Synta Pharmaceuticals Corp.) and its subsidiaries upon and following the consummation of the Merger. The term “Synta” refers to Synta Pharmaceuticals Corp. and its subsidiaries prior to the consummation of the Merger.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials, or the Notice, because the Board of Directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about May 10, 2018 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Tuesday, June 19 at 9:00 a.m. Eastern Time at The Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, PA 19103. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 27, 2018 will be entitled to vote at the Annual Meeting. On this record date, there were 14,250,726 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 27, 2018 your shares were registered directly in your name with our transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares electronically over the Internet or by telephone, or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 27, 2018 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	election of two Class II directors (Proposal No. 1);
•	ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018 (Proposal No. 2); and
•	approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC (Proposal No. 3).

What if another matter is properly brought before the meeting?

As of the date of this proxy statement, the Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For each of the other matters to be voted on at the Annual Meeting, including each nominee for director, you may vote “For” or “Against” or abstain from voting.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•	To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on June 18, 2018 to be counted.
•	To vote through the Internet, go to https://materials.proxyvote.com/558868 to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your Internet vote must be received by 11:59 p.m. Eastern Time on June 18, 2018 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 27, 2018.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote through the Internet, by telephone, by completing a proxy card that may be delivered to you, or in person at the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, “For” each of the proposals, including for each nominee for director. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange, or the NYSE, brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, we believe that Proposals Nos. 1 and 3 are considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal No. 2 is considered a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal No. 2.

If you are a beneficial owner of shares held in street name, to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may grant a subsequent proxy by telephone or through the Internet.
•	You may submit another properly completed proxy card with a later date.
•	You may send a timely written notice that you are revoking your proxy to our Secretary at 200 Barr Harbor Drive, Suite 400, West Conshohocken, Pennsylvania 19428. Such notice will be considered timely if it is received at the indicated address by the close of business on Monday, June 18, 2018.
•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count votes “For” and “Against,” abstentions and, if applicable, broker non-votes.

What are “broker non-votes?”

As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposals Nos. 1 and 3 are considered to be “non-routine” under NYSE rules and we therefore expect broker non-votes to exist in connection with those proposals.

As a reminder, if you are a beneficial owner of shares held in street name, to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Election of Directors
The nominees for director who receive the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Selection of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2018 fiscal year, our Audit Committee will reconsider its selection.

Proposal 3: Approve an Advisory Vote on the Compensation of our Named Executive Officers
The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to approve on an advisory basis the compensation of our named executive officers, as described in this proxy statement. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. Although the advisory vote is non-binding, the Compensation Committee and the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspector of Elections examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make, on the proxy card or elsewhere.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of our common stock entitled to vote at the meeting is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise noted, the following table sets forth certain information regarding the beneficial ownership of our common stock as of April 15, 2018 by:

•	the executive officers named in the Summary Compensation Table on page 26 of this proxy statement;
•	each of our directors and director nominees;
•	all of our current directors and executive officers as a group; and
•	each stockholder known by us to own beneficially more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of April 15, 2018 pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 14,250,726 shares of common stock outstanding on April 15, 2018.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Madrigal Pharmaceuticals, Inc., 200 Barr Harbor Drive, Suite 400, West Conshohocken, Pennsylvania 19428.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Directors and Executive Officers
Paul A. Friedman, M.D.(1)	1,050,822	7.3%
Rebecca Taub, M.D.(2)	1,252,044	8.5%
Marc R. Schneebaum(3)	92,535	*
Kenneth M. Bate(4)	17,500	*
Fred B. Craves, Ph.D.(5)	5,971,421	41.9%
Keith R. Gollust(6)	77,952	*
Richard S. Levy, M.D.(7)	26,600	*
David Milligan Ph.D.(8)	17,500	*
All current executive officers and directors as a group (8 persons)(9)	8,493,343	56.7%
Five Percent Stockholders
Entities Affiliated with Bay City Capital, LLC(10)	5,657,854	39.7%
SQN LLC(11)	729,066	5.1%
*	Represents beneficial ownership of less than 1% of the shares of common stock.
(1)	Consists of 168,628 shares of common stock issuable upon the exercise of options exercisable within sixty days of April 15, 2018, 153,128 shares of restricted common stock (of which 76,564 shares vest within sixty days of April 15, 2018), and 729,066 shares of common stock held by SQN, LLC as set forth in footnote 11 below. Dr. Friedman is a managing member of SQN, LLC and thus may be deemed to share voting and investment power over the shares beneficially owned by SQN, LLC. Dr. Friedman disclaims beneficial ownership of the shares beneficially owned by SQN, LLC except to the extent of his pecuniary interest therein.
(2)	Consists of 404,132 shares of common stock, 88,220 shares of common stock issuable upon the exercise of options exercisable within sixty days of April 15, 2018, 30,626 shares of restricted common stock (of which 15,314 shares vest within sixty days of April 15, 2018), and 729,066 shares of common stock held by SQN,

LLC as set forth in footnote 11 below. Dr. Taub is a managing member of SQN, LLC and thus may be deemed to share voting and investment power over the shares beneficially owned by SQN, LLC. Dr. Taub disclaims beneficial ownership of the shares beneficially owned by SQN, LLC except to the extent of her pecuniary interest therein.

(3)	Consists of 65,891 shares of common stock issuable upon the exercise of options exercisable within sixty days of April 15, 2018, and 26,644 shares of restricted common stock (of which 12,250 shares vest within sixty days of April 15, 2018).
(4)	Consists of 17,500 shares of common stock issuable upon the exercise of options exercisable within sixty days of April 15, 2018.
(5)	Consists of 296,067 shares of common stock, 17,500 shares of common stock issuable upon the exercise of options exercisable within sixty days of April 15, 2018, and 5,657,854 shares of common stock held by investment entities affiliated with Bay City Capital, LLC, or BCC, as set forth in footnote 10 below. Dr. Craves is a managing director of BCC and thus may be deemed to share voting and investment power over the shares beneficially owned by these entities. Dr. Craves disclaims beneficial ownership of the shares beneficially owned by these entities except to the extent of his pecuniary interest therein.
(6)	Consists of 11,477 shares of common stock, 17,500 shares of common stock issuable upon the exercise of options exercisable within sixty days of April 15, 2018, 43,975 shares of common stock owned of record by Wyandanch Partners, L.P., and 5,000 shares of common stock owned of record by Keith R. Gollust Roth IRA. Mr. Gollust is the president and sole stockholder of Gollust Management, Inc., which is the general partner of Wyandanch Partners, L.P.
(7)	Consists of 9,100 shares of common stock and 17,500 shares of common stock issuable upon the exercise of options exercisable within sixty days of April 15, 2018.
(8)	Consists of 17,500 shares of common stock issuable upon the exercise of options exercisable within sixty days of April 15, 2018.
(9)	Consists of the shares of common stock and common stock issuable upon the exercise of options as set forth in footnotes 1 through 8.
(10)	Consists of 5,538,474 shares of common stock held by Bay City Capital Fund IV, L.P., or Fund IV, and 119,380 shares of common stock held by Bay City Capital Fund IV Co-Investment Fund, L.P., or Co-Invest Fund. Bay City Capital Management IV LLC, or BCC IV, is the general partner of Fund IV and Co-Invest Fund and has sole voting and investment power over the shares held by Fund IV and Co-Invest Fund. BCC is the manager of BCC IV, and thus has sole voting and investment power over the shares held by Fund IV and Co-Invest Fund. Dr. Craves is a managing director of BCC and thus may be deemed to share voting and investment power over the shares beneficially owned by these entities. The address for the entities affiliated with BCC is 750 Battery Street, Suite 400, San Francisco, California 94111.
(11)	Consists of 729,066 shares of common stock held by SQN, LLC. Dr. Friedman and Dr. Taub are the managing members of SQN, LLC and thus may be deemed to share voting and investment power over the shares beneficially owned by SQN, LLC. Dr. Friedman and Dr. Taub disclaim beneficial ownership of the shares beneficially owned by SQN, LLC except to the extent of their pecuniary interest therein. The address for SQN, LLC is c/o Madrigal Pharmaceuticals, Inc., 200 Barr Harbor Drive, Suite 400, West Conshohocken, Pennsylvania 19428.

MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

Our restated certificate of incorporation and restated bylaws provide that our business is to be managed by or under the direction of our Board of Directors. Our Board of Directors is divided into three classes for purposes of election. One class is elected at each Annual Meeting of Stockholders to serve for a three-year term. Our Board of Directors, which consists of seven members, is classified into three classes as follows:

•	the Class I directors are Paul A. Friedman, M.D. and Kenneth M. Bate, and their terms will expire at the Annual Meeting of Stockholders to be held in 2020;
•	the Class II directors are Rebecca Taub, M.D. and Fred B. Craves, Ph.D., and their terms will expire at the upcoming Annual Meeting of Stockholders; and
•	the Class III directors are Keith R. Gollust, David Milligan, Ph.D. and Richard S. Levy, M.D., and their terms will expire at the Annual Meeting of Stockholders to be held in 2019.

On March 1, 2018, our Nominating and Governance Committee nominated Rebecca Taub, M.D. and Fred B. Craves, Ph.D. for election at the Annual Meeting for a term of three years to serve until the 2021 Annual Meeting of Stockholders, and until their respective successors have been elected and qualified.

Set forth below are the names of the persons nominated as directors and directors, their ages, their offices in the company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years. Additionally, information about the specific experience, qualifications, attributes or skills that led to our Board of Directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is also set forth below.

Name	Age	Position
Kenneth M. Bate(1)(2)	67	Class I Director
Fred B. Craves, Ph.D.(2)(3)	72	Lead Director and Class II Director
Paul A. Friedman, M.D.	75	Chairman of the Board of Directors, Chief Executive Officer and Class I Director
Keith R. Gollust(1)(3)	72	Class III Director
Richard S. Levy, M.D.(2)(3)	60	Class III Director
David Milligan, Ph.D.(1)(2)	77	Class III Director
Rebecca Taub, M.D.	66	Chief Medical Officer, Executive Vice President, Research & Development and Class II Director
(1)	Member of our Audit Committee.
(2)	Member of our Compensation Committee.
(3)	Member of our Nominating and Governance Committee.

In addition to the information presented below regarding each of our director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our Board of Directors.

Kenneth M. Bate has served on our Board of Directors since July 2016. Mr. Bate currently works as an independent consultant. Previously, Mr. Bate was the President and Chief Executive Officer of Archemix Corp., a privately-held biopharmaceutical company, a position he held from April 2009 through December 2011. From 2006 to April 2009, he served in various positions at NitroMed, Inc., a publicly-held pharmaceutical company, most recently as President and Chief Executive Officer. From 2002 to 2005, Mr. Bate served as head of commercial Operations and Chief Financial Officer at Millennium Pharmaceuticals, Inc., a biopharmaceutical company. Prior to joining Millennium Pharmaceuticals, Mr. Bate co-founded JSB Partners, LLC, a banking and advisory services firm for biopharmaceutical and life sciences companies. From 1990 to 1996, Mr. Bate was employed with Biogen, Inc., a publicly-held biotechnology company, first as its Chief Financial Officer and then as head of the commercial organization responsible for launching its multiple sclerosis business. Mr. Bate currently serves as chairman of the board of directors of AVEO Pharmaceuticals, Inc. and Catabasis Pharmaceuticals, Inc., each a publicly-held biopharmaceutical company, and serves on the board of directors of Vanda Pharmaceuticals Inc., Genocea Biosciences, Inc. and Epizyme, Inc., each a publicly-held biopharmaceutical company. During the last five years, Mr. Bate also served as chairman of the board of directors of Cubist Pharmaceuticals, Inc. and as a director of BioMarin Pharmaceuticals, Inc., each a publicly-held biopharmaceutical company. Mr. Bate holds a B.A. in Chemistry from Williams College and an M.B.A. from The Wharton School of the University of Pennsylvania. We believe that Mr. Bate’s qualifications to serve on our board of directors include his operating, finance, commercial, transactional and senior management experience in the industry, such as his experience as chief executive officer of Archemix and NitroMed, as head of commercial operations and chief financial officer at Millennium Pharmaceuticals, and as chief financial officer and vice president of sales and marketing at Biogen, as well as his experience serving on the board of directors of other public companies in the life sciences industry.

Fred B. Craves, Ph.D., has served as the lead director on our Board of Directors since July 2016. Dr. Craves co-founded and served as Chairman of the Board of Madrigal Pharmaceuticals, Inc., a privately-held biopharmaceutical company, or Private Madrigal, from its inception in September 2011 through the merger, or the Merger, of Private Madrigal with Synta Pharmaceuticals Corp., a publicly-held biotechnology company, or Synta, in July 2016. Dr. Craves is a Managing Director and co-founder of Bay City Capital. In the course of his career, Dr. Craves has founded and managed several biotechnology companies. Dr. Craves previously served on the boards of directors of several privately held and publicly companies. Dr. Craves currently serves as a member of the board of directors of Dermira, Inc., a publicly-held biopharmaceutical company, where he is the lead director, and as a member of the boards of directors of Reset Therapeutics, Inc., Imidomics, Inc., KBP Pharmaceuticals, Inc. and Twist Bioscience, Inc., each a privately-held life science company. Dr. Craves earned a B.S. degree in biology from Georgetown University, an M.S. in biochemical pharmacology from Wayne State University and a Ph.D. in pharmacology and experimental toxicology from the University of California, San Francisco. We believe that Dr. Craves is qualified to serve on our board of directors due to his extensive experience with founding, managing and serving on the boards of directors of life sciences companies, both public and private, and his extensive knowledge of the life sciences industry.

Paul A. Friedman, M.D., has served as Chairman of our Board of Directors and Chief Executive Officer since July 2016. Dr. Friedman served as a member of Synta’s board of directors from March 2014 until April 2016. Dr. Friedman served as the Chief Executive Officer and a director of Incyte Corporation, a publicly-held biopharmaceutical company, from November 2001 until his retirement in January 2014. From 1994 to 1998, Dr. Friedman served as President of Research & Development for the DuPont-Merck Pharmaceutical Company; and from 1998 to 2001 as President of DuPont Pharmaceuticals Research Laboratories, a wholly-owned subsidiary of the DuPont Company. From 1991 to 1994, he served as Senior Vice President at Merck Research Laboratories. Prior to his tenures at Merck and DuPont, Dr. Friedman was an Associate Professor of Medicine and Pharmacology at Harvard Medical School. Dr. Friedman is a diplomat of the American Board of Internal Medicine and a member of the American Society of Clinical Investigation. Dr. Friedman currently serves on the board of directors of Alexion Pharmaceuticals, Inc., a publicly-held biopharmaceutical company, Incyte, and Gliknik Inc., a privately-held biotechnology company. He previously served on the board of directors of Auxilium Pharmaceuticals Inc., a publicly-held pharmaceutical company, Durata Therapeutics, Inc., a publicly-held pharmaceutical company, Cerulean Pharma Inc. (now Daré Bioscience, Inc.), a publicly-held pharmaceutical company, and Verastem, Inc., a publicly-held pharmaceutical company. Dr. Friedman received his A.B. in Biology from Princeton University and his M.D. from Harvard Medical School. We believe that Dr. Friedman is qualified to serve as Chief Executive Officer and as Chairman of our board of directors due to his research and development and management experience and his experience as an executive officer and director of life sciences companies. Dr. Friedman and Dr. Taub, our Chief Medical Officer, Executive Vice President, Research & Development, and a director, are married.

Keith R. Gollust has served on our Board of Directors since July 2016. Mr. Gollust served on the board of directors of Synta from July 2002 through the Merger in July 2016 and as Chairman of the Synta board of directors from September 2002 through the Merger in July 2016. Mr. Gollust is a private investor and President of Gollust Management, Inc., the general partner of Wyandanch Partners, an investment partnership. In the past, Mr. Gollust has served as a director of numerous public and private companies. Mr. Gollust currently serves as a director of Script Relief, LLC, a discount prescription drug company. He also is a member of the Board of Trustees of the Julliard School. Mr. Gollust received a B.A. from Princeton University and an M.S.I.A. from Carnegie Mellon University. We believe that Mr. Gollust is qualified to serve as a member of our board of directors due to his experience as managing general partner of various investment partnerships which have given him the responsibility for investing over $1 billion as a fiduciary.

Richard S. Levy, M.D. has been a member of our Board of Directors since August 2016. Currently, Dr. Levy is a part-time Senior Advisor for Baker Bros. Advisors, L.P., a firm that primarily manages long-term investment funds focused on publicly traded life sciences companies, and as a part-time Advisor for Incyte Corporation, a publicly-held biopharmaceutical company. Dr. Levy also serves on the board of directors of Aquinox Pharmaceuticals, Inc., a publicly-held pharmaceutical company, and Gliknik Inc., a privately-held biotechnology company. Previously, Dr. Levy served as Executive Vice President and Chief Drug Development Officer at Incyte from January 2009 until his retirement in April 2016, and as Senior Vice President of Drug Development from August 2003 to January 2009. Prior to joining Incyte, Dr. Levy served as Vice President, Biologic Therapies, at Celgene Corporation, a publicly-held biopharmaceutical company, from 2002 to 2003. From 1997 to 2002, Dr. Levy served in various executive positions with DuPont Pharmaceuticals Company, first as Vice President, Regulatory Affairs and Pharmacovigilence, and thereafter as Vice President, Medical and Commercial Strategy. Dr. Levy served at Novartis, and its predecessor company Sandoz, from 1991 to 1997 in positions of increasing responsibility in clinical research and regulatory affairs. Dr. Levy has more than 25 years experience in the pharmaceutical and biotechnology industries through his prior positions at Celgene, DuPont Pharmaceuticals and Novartis, has extensive clinical research, regulatory and product development skills and has worked in multiple therapeutic areas. Prior to joining the pharmaceutical industry, Dr. Levy served as an Assistant Professor of Medicine at the UCLA School of Medicine. Dr. Levy is Board Certified in Internal Medicine and Gastroenterology and received his A.B. in Biology from Brown University, his M.D. from the University of Pennsylvania School of Medicine, and completed his training in Internal Medicine at the Hospital of the University of Pennsylvania and a fellowship in Gastroenterology and Hepatology at UCLA. We believe that Dr. Levy is qualified to serve on our board of directors due to his extensive and diverse experience in the pharmaceutical and biotechnology industries.

David Milligan, Ph.D. has been a member of our Board of Directors since July 2016. Dr. Milligan currently works as an independent consultant. Previously, Dr. Milligan was a partner at Bay City Capital, LLC, a life sciences investment firm, a position he held from 1997 through 2013. From 1979 to 1996, Dr. Milligan served as Senior Vice President and Chief Scientific Officer at Abbott Laboratories, a publicly-held life sciences company. Dr. Milligan currently serves as a director of Inspirotech and Xoult, both privately-held life sciences companies. During the past five years, Dr. Milligan has served as a director of Caliper Life Sciences, a publicly-held pharmaceutical and biotechnology company that was acquired by PerkinElmer Company, and served as a director of WebLOQ, Inc. a privately-held information technology security company. Dr. Milligan also served as Chairman and a director at Vicuron Pharmaceuticals, Inc., a privately-held biopharmaceutical company acquired by Pfizer, from 1997 to 2005, as a director of Reliant Pharmaceuticals, Inc., a privately-held pharmaceutical company acquired by GlaxoSmithKline, from 1999 to 2007, as a director of Pathway Diagnostics Corporation, a privately-held diagnostics company acquired by Quest Diagnostics, Inc., from 2002 to 2008, as a director of ICOS Corporation, a publicly-held pharmaceutical company acquired by Eli Lilly, from 1995 to 2007, and as a director of Maxia Pharmaceuticals, Inc., a privately-held pharmaceutical company acquired by Incyte Corporation, from 1999 to 2003. Dr. Milligan received an A.B. in Chemistry from Princeton University and an M.S. and Ph.D. in Organic Chemistry from the University of Illinois. We believe that Dr. Milligan’s qualifications to serve on our board of directors include his operating, finance, commercial, transactional and senior management experience in the life sciences industry, as well as his experience serving on the boards of directors of publicly- and privately-held companies in the life sciences industry.

Rebecca Taub, M.D., has been a member of our Board of Directors and has served as our Chief Medical Officer, Executive Vice President, Research & Development since July 2016. Dr. Taub served on the board of directors of Private Madrigal and as Chief Executive Officer of Private Madrigal from its inception in September 2011 through the Merger in July 2016. Prior to joining Private Madrigal, Dr. Taub served as Senior Vice President, Research and Development of VIA Pharmaceuticals from 2008 to 2011 and as Vice President, Research, Metabolic Diseases at Hoffmann-La Roche from 2004 to 2008. In those positions, Dr. Taub oversaw clinical development and drug discovery programs in cardiovascular and metabolic diseases including the conduct of a series of Phase I and II proof of conduct clinical trials. Dr. Taub led drug discovery including target identification, lead optimization and advancement of preclinical candidates into clinical development. From 2000 through 2003, Dr. Taub worked at Bristol-Myers Squibb Co. and DuPont Pharmaceutical Company, in a variety of positions, including Executive Director of CNS and metabolic diseases research. Before becoming a pharmaceutical executive, Dr. Taub was a tenured Professor of Genetics and Medicine at the University of Pennsylvania, and remains an adjunct professor. Dr. Taub is the author of more than 120 research articles. Before joining the faculty of the University of Pennsylvania, Dr. Taub served as an Assistant Professor at the Joslin Diabetes Center of Harvard Medical School, Harvard University and an associate investigator with the Howard Hughes Medical Institute. Dr. Taub received her M.D. from Yale University School of Medicine and B.A. from Yale College. We believe that Dr. Taub is qualified to serve as Chief Medical Officer, Executive Vice President, Research and Development and a member of our board of directors due to her extensive experience as a pharmaceutical executive heading up major development programs in non-alcoholic steatohepatitis, or NASH. Dr. Taub and Dr. Friedman, our Chief Executive Officer and Chairman of the Board of Directors, are married.

Director Independence

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with our company, either directly or indirectly. Based on this review, our Board of Directors has determined that each of its current and nominated directors is independent under applicable listing standards of the NASDAQ Stock Market LLC, or NASDAQ, other than Dr. Friedman, who is our Chief Executive Officer, and Dr. Taub, who is our Chief Medical Officer and Executive Vice President, Research & Development.

Committees of the Board of Directors and Meetings

Meeting Attendance

Our Board of Directors held four meetings and acted one time by unanimous written consent in lieu of a meeting during 2017. Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served during 2017. The Board of Directors has adopted a policy under which each member of the Board of Directors is encouraged, but not required, to attend each Annual Meeting of Stockholders. Each member of our Board of Directors attended our 2017 Annual Meeting of Stockholders.

Audit Committee

Our Audit Committee is composed of Messrs. Bate (chairman) and Gollust and Dr. Milligan. Our Audit Committee held four meetings during 2017. Our Board of Directors has determined that each member of the Audit Committee is independent under SEC rules and the applicable listing standards of NASDAQ, as such rules and standards apply specifically to members of audit committees. Our Board of Directors has determined that Mr. Bate is an “audit committee financial expert,” as the SEC has defined that term, and has the requisite financial sophistication in accordance with applicable NASDAQ listing standards. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement. Our Audit Committee’s role and responsibilities are set forth in the Audit Committee’s written charter and include the authority to:

•	approve and retain the independent auditors to conduct the annual audit of our consolidated financial statements;
•	review the proposed scope and results of the audit;
•	review and pre-approve the independent auditor’s audit and non-audit services rendered;
•	approve the audit fees to be paid;
•	review accounting and financial controls with the independent auditors and our financial and accounting staff;
•	review and approve transactions between us and our directors, officers and affiliates;
•	recognize and prevent prohibited non-audit services;
•	establish procedures for complaints received by us regarding accounting matters;

•	oversee internal audit functions, if any; and
•	prepare the report of the Audit Committee that the rules of the SEC require to be included in our Annual Meeting proxy statement.

A copy of the Audit Committee’s written charter is publicly available through the “Investors—Corporate Governance” section of our website at www.madrigalpharma.com.

Compensation Committee

Our Compensation Committee is composed of Mr. Bate and Drs. Craves, Levy (chairman) and Milligan. Our Compensation Committee held three meetings and acted one time by unanimous written consent in lieu of a meeting during 2017. Our Board of Directors has determined that each member of the Compensation Committee is independent under SEC rules and the applicable listing standards of NASDAQ. Our Compensation Committee’s role and responsibilities are set forth in the Compensation Committee’s written charter and include the authority to:

•	review and establish the compensation arrangements for management, including the compensation for our Chief Executive Officer;
•	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;
•	administer our stock incentive plan;
•	review the Compensation Discussion and Analysis, or CD&A, prepared by management, discuss the CD&A with management and, based on such review and discussions, recommend to our Board of Directors that the CD&A be included in our Annual Report on Form 10-K, Annual Meeting proxy statement, or any other applicable filing as required by the SEC; and
•	prepare the report of the Compensation Committee that SEC rules require to be included in our Annual Meeting proxy statement.

The Compensation Committee is charged with establishing a compensation policy for our executives and directors that is designed to attract and retain the best possible executive talent, to motivate them to achieve corporate objectives, and reward them for superior performance. Our Compensation Committee is also responsible for establishing and administering our executive compensation policies and equity compensation plans. The Compensation Committee meets at least twice per year and more often as necessary to review and make decisions with regard to executive compensation matters. As part of its review of executive compensation matters, the Compensation Committee may delegate any of the powers given to it to a subcommittee of the committee consisting of one or more members of the Compensation Committee.

The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. In October 2016, the Compensation Committee engaged Compensia, Inc., or Compensia, as its independent compensation consultant. Compensia was engaged to review all aspects of our executive compensation programs. As described in the CD&A, Compensia assists the Compensation Committee in defining the appropriate peer companies for executive compensation and practices and in benchmarking our executive compensation program against the peer group. The Compensation Committee also uses information obtained from Compensia for evaluating our executive compensation practices, including measuring the competitiveness of our practices, and to review our cash bonus policy, equity awards, and base salary benchmarks across all levels of our company. The Compensation Committee has assessed the independence of Compensia pursuant to SEC rules and the corporate governance rules of NASDAQ and concluded that no conflict of interest exists that would prevent Compensia from independently representing the Compensation Committee. In compliance with SEC rules and the corporate governance rules of NASDAQ, Compensia provided the Compensation Committee with a letter addressing each of the six independence factors. Their responses affirm the independence of Compensia and the partners, consultants, and employees who service the Compensation Committee on executive compensation matters and governance issues.

Please also see the CD&A and the report of the Compensation Committee set forth elsewhere in this proxy statement.

A copy of the Compensation Committee’s written charter is publicly available through the “Investors—Corporate Governance” section of our website at www.madrigalpharma.com.

Nominating and Governance Committee

Our Nominating and Governance Committee is composed of Drs. Craves and Levy and Mr. Gollust (chairman). Our Nominating and Governance Committee held one meeting during 2017. Our Board of Directors has determined that each member of the Nominating and Governance Committee is independent under SEC rules and the applicable listing standards of NASDAQ. Our Nominating and Governance Committee’s role and responsibilities are set forth in the Nominating and Governance Committee’s written charter and include the authority to:

•	identify and nominate members of the Board of Directors;
•	develop and recommend to the Board of Directors a set of corporate governance principles applicable to our company; and
•	oversee the evaluation of the Board of Directors and management.

If a stockholder wishes to nominate a candidate for director who is not to be included in our proxy statement, it must follow the procedures described in our bylaws and in “Stockholder Proposals and Nominations For Director” at the end of this proxy statement.

In addition, under our current corporate governance policies, the Nominating and Governance Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third-party search firms or other appropriate sources. For all potential candidates, our Nominating and Governance Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board of Directors, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. For each Annual Meeting, our Nominating and Governance Committee will consider only one recommended nominee from any stockholder or group of affiliated stockholders, and such recommending stockholder or group must have held at least 5% of our common stock for at least one year. All stockholder recommendations for proposed director nominees must be in writing to the Nominating and Governance Committee, care of our Secretary at 200 Barr Harbor Drive, Suite 400, West Conshohocken, Pennsylvania 19428, no later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior Annual Meeting of Stockholders or, in certain circumstances, a reasonable time in advance of the mailing of our proxy statement for the Annual Meeting of Stockholders for the current year. The recommendation must be accompanied by the following information concerning the recommending stockholder:

•	name, address and telephone number of the recommending stockholder;
•	the number of shares of our common stock owned by the recommending stockholder and the time period for which such shares have been held;
•	if the recommending stockholder is not a stockholder of record, a statement from the record holder verifying the holdings of the recommending stockholder and a statement from the recommending stockholder of the length of time such shares have been held (alternatively the recommending stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC, together with a statement of the length of time that the shares have been held); and
•	a statement from the recommending stockholder as to a good faith intention to continue to hold such shares through the date of the next Annual Meeting.

The recommendation must also be accompanied by the following information concerning the proposed nominee:

•	the information required by Items 401, 403 and 404 of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act;
•	a description of all relationships between the proposed nominee and the recommending stockholder, including any agreements or understandings regarding the nomination;

•	a description of all relationships between the proposed nominee and any of our competitors, customers, suppliers, labor unions or other persons with special interests regarding our company; and
•	the contact information of the proposed nominee.

The recommending stockholder must also furnish a statement supporting a view that the proposed nominee possesses the minimum qualifications as set forth below for director nominees and describing the contributions that the proposed nominee would be expected to make to the Board of Directors and to the governance of our company and must state whether, in its view, the proposed nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of our company. The recommendation must also be accompanied by the written consent of the proposed nominee (1) to be considered by the Nominating and Governance Committee and interviewed if the committee chooses to do so in its discretion, and (2) if nominated and elected, to serve as a director.

For all potential candidates, the Nominating and Governance Committee may consider all factors it deems relevant, including the following threshold criteria:

•	candidates should possess the highest personal and professional standards of integrity and ethical values;
•	candidates must be committed to promoting and enhancing the long-term value of our company for our stockholders;
•	candidates must be able to represent fairly and equally all stockholders without favoring or advancing any particular stockholder or other constituency of our company;
•	candidates must have demonstrated achievement in one or more fields of business, professional, governmental, community, scientific or educational endeavor, and possess mature and objective business judgment and expertise;
•	candidates are expected to have sound judgment, derived from management or policy making experience that demonstrates an ability to function effectively in an oversight role; and
•	candidates must have, and be prepared to devote, adequate time to the Board of Directors and its committees.

While we do not have a formal policy on diversity, our Nominating and Governance Committee considers diversity of experience as one of the factors it considers in conducting its assessment of director nominees, along with such other factors as it deems appropriate given the then current needs of the Board and the company, to maintain a balance of knowledge, experience and capability.

In addition, the Nominating and Governance Committee will also take into account the extent to which the candidate would fill a present need on the Board of Directors, including the extent to which a candidate meets the independence and experience standards promulgated by the SEC and by NASDAQ.

A copy of the Nominating and Governance Committee’s written charter is publicly available through the “Investors—Corporate Governance” section of our website at www.madrigalpharma.com.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is composed of Mr. Bate and Drs. Craves, Levy and Milligan. No member of our Compensation Committee has at any time been an employee of our company. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Board Leadership Structure

Currently, our Chief Executive Officer, Dr. Friedman, serves as Chairman of our Board of Directors. Our Board of Directors believes that Dr. Friedman is the director best situated to identify strategic opportunities for our company and to focus the activities of our Board of Directors due to his full-time commitment to our business operations. Our Board of Directors also believes that Dr. Friedman’s dual roles as Chairman of the Board and Chief Executive Officer promotes effective execution of our business strategy and facilitates information flow between management and our Board of Directors.

Our Board of Directors has determined that maintaining the independence of a majority of our directors helps maintain the Board’s independent oversight of management and ensures that the appropriate level of independence is applied to all Board decisions. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors conduct regular executive sessions without the presence of Dr. Friedman, Dr. Taub or any other members of management. Our Audit, Compensation, and Nominating and Governance Committees, each consisting of independent directors, oversee critical matters such as our accounting policies, financial reporting processes, internal control assessment over financial reporting, executive compensation program, and selection and evaluation of our directors and director nominees. Our Board of Directors has determined not to appoint a lead independent director.

Our Board of Directors’ Role in Risk Oversight

Our Board of Directors has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, general oversight of our executive officers’ management of risks relevant to us. A fundamental part of risk oversight is not only understanding the material risks our company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of our Board of Directors in reviewing our business strategy is an integral aspect of its assessment of our management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for us.

While it has overall responsibility for risk oversight, our Board of Directors has delegated oversight responsibility related to certain risks to committees of the Board. Our Audit Committee is responsible for reviewing our policies with respect to risk assessment and risk management, as well as coordinating our internal control over financial reporting, disclosure controls and procedures and code of conduct. Our Audit Committee receives regular reports from officers responsible for oversight of particular risks within our company at its regularly scheduled meetings and other reports as requested by our Audit Committee from time to time. In addition, our Compensation Committee has authority to oversee risks as to our compensation programs and discusses with management its annual assessment of our employee compensation policies and programs.

Our Board of Directors satisfies its overall responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from relevant officers within our company. Our Board of Directors believes that full and open communication between management and the board is essential for effective risk management and oversight.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at ir@madrigalpharma.com. However, any stockholders who wish to address questions regarding our business directly with the Board of Directors, or any individual director, must prepare the communication in written form and mail or hand deliver the same to the following address:

ATTN: SECURITY HOLDER COMMUNICATION
Board of Directors
Madrigal Pharmaceuticals, Inc.
200 Barr Harbor Drive, Suite 400
West Conshohocken, PA 19428

Such communications should not exceed 500 words in length and must be accompanied by the following information:

•	a statement of the type and amount of the securities of our company that the person holds;
•	any special interest, meaning an interest not in the capacity as a stockholder of our company, that the person has in the subject matter of the communication; and
•	the address, telephone number and e-mail address, if any, of the person submitting the communication.

The following types of communications are not appropriate for delivery to directors under these procedures:

•	communications regarding individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to security holders or other constituencies of our company (such as employees, members of the communities in which we operate our businesses, customers and suppliers) generally;
•	communications that advocate engaging in illegal activities;
•	communications that, under community standards, contain offensive, scurrilous or abusive content; and
•	communications that have no rational relevance to the business or operations of our company.

Communications will be distributed to the Board of Directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board of Directors may be excluded, such as:

•	junk mail and mass mailings;
•	résumés and other forms of job inquiries;
•	surveys; and
•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Executive Officers

The following table sets forth certain information regarding our current executive officers:

Name	Age	Position
Paul A. Friedman, M.D.	75	Chairman of the Board and Chief Executive Officer
Rebecca Taub, M.D.	66	Chief Medical Officer, Executive Vice President, Research & Development and Class II Director
Marc R. Schneebaum	64	Senior Vice President, Chief Financial Officer

Paul A. Friedman, M.D. Dr. Friedman’s biographical information is set forth above under “Management and Corporate Governance—The Board of Directors.”

Rebecca Taub, M.D. Dr. Taub’s biographical information is set forth above under “Management and Corporate Governance—The Board of Directors.”

Marc R. Schneebaum joined us as our Senior Vice President and Chief Financial Officer in July 2016. Mr. Schneebaum served as Synta’s Senior Vice President and Chief Financial Officer from December 2014 through the Merger in July 2016. Mr. Schneebaum has over 25 years of experience in the biotechnology and healthcare sector. Prior to joining Synta, Mr. Schneebaum served as a consultant in the healthcare industry. From 2011 to 2013, Mr. Schneebaum served as President, Chief Executive Officer and a director of Predictive BioSciences, Inc., a commercial stage cancer diagnostics company. From 1997 to 2010, he served as President, Chief Executive Officer, and a director of Sensors for Medicine and Science, Inc., an emerging medical technology company. From 1991 to 1997, he served as Senior Vice President, Finance, Business Development and Administration, and Chief Financial Officer of Genetic Therapy, Inc., a biotechnology company (acquired by Sandoz/Novartis). From 1987 to 1991, Mr. Schneebaum was a Vice President at Alex Brown & Sons Incorporated, a leading investment banking firm (now part of Deutsche Bank), where he participated in a variety of finance and strategic assignments. Mr. Schneebaum began his career in the accounting and auditing group at KPMG LLP, advancing to Senior Manager in the management consulting group. Mr. Schneebaum served as a director of GenVec, Inc., a publicly-held biopharmaceutical company acquired by Intrexon Corporation, from 2007 to 2017. Mr. Schneebaum earned his B.S. in Business Administration, Accounting from the University of Maryland.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, explains the policies and objectives underlying our executive compensation program as it relates to the following “named executive officers” whose compensation information is presented in the tables following this discussion in accordance with SEC rules:

Name	Position
Paul A. Friedman, M.D.	Chief Executive Officer
Rebecca Taub, M.D.	Chief Medical Officer, Executive Vice President, Research & Development
Marc R. Schneebaum	Senior Vice President, Chief Financial Officer

Recent Business Highlights

•	In December 2017, we announced top-line 12-week results from our Phase 2 clinical trial for MGL-3196 in non-alcoholic steatohepatitis, or NASH. In this trial, MGL-3196 demonstrated statistically significant results for the primary endpoint with a statistically significant 36.6% reduction in hepatic fat versus 9.6% reduction for placebo (p<0.0001) as measured by magnetic resonance imaging proton density fat fraction, or MRI-PDFF, a non-invasive imaging test, at 12 weeks. Recent published data have shown a high correlation of the reduction of liver fat of 30% or more as measured by MRI-PDFF to improvement in NASH on liver biopsy.
•	In February 2018, we announced top-line results from our Phase 2 clinical trial for MGL-3196 in heterozygous familial hypercholesterolemia, or HeFH. In this trial, patients treated with MGL-3196 achieved highly significant (p< 0.0001) LDL-C lowering (placebo corrected) of 18.8%, and 21% LDL-C lowering (placebo corrected) in those patients receiving an optimal dose of MGL-3196. LDL-C lowering (placebo corrected) was 28.5% in patients treated with MGL-3196 in a prespecified group of patients who did not tolerate high intensity statin doses. Highly significant (p<0.0001) and numerically similar results were observed with apolipoprotein B. Highly significant (p<0.0001) triglyceride (25-31%), apolipoprotein CIII, and lipoprotein(a) lowering (25-40%) were observed in all patients treated with MGL-3196 and certain prespecified subgroups, irrespective of statin treatment.
•	In December 2017, we entered into an underwriting agreement with Goldman Sachs & Co. LLC, as representative of the several underwriters named therein, relating to an underwritten public offering of shares of our common stock. This offering resulted in net proceeds to us of approximately $135.7 million, after deducting the underwriters’ discount and other estimated offering expenses payable by us.
•	In June 2017, we entered into a securities purchase agreement with a group of institutional accredited investors, who were existing, non-controlling stockholders of our company, pursuant to which we sold shares of our common stock and shares of our Series A Convertible Preferred Stock. This offering resulted in net proceeds to us of approximately $34.9 million.
•	In 2017, we sold shares of our common stock pursuant to an at-the-market issuance sales agreement with Cowen and Company, LLC. These sales resulted in net proceeds to us of approximately $3.4 million.

2017 Executive Compensation Highlights

As discussed in this CD&A, the Compensation Committee strives to create a positive relationship between our compensation program and our operational performance and stockholder return. The Compensation Committee established our 2017 compensation program and the associated corporate goals in accordance with this philosophy based on our business plans and objectives. Our compensation practices keep the best interests of our stockholders in mind. Below is a summary of the best practices that we have implemented:

•	In order to assure that the compensation programs for our executive officers remain competitive with peer companies, accomplish our pay-for-performance objectives, and create rewards for the realization of our long-term strategic objectives, the Compensation Committee works with Compensia, to obtain the advice and market data needed to ensure that the compensation programs achieve these goals.

•	The Compensation Committee did not increase base salaries for our executive officers in 2017 and approved a modest increase in base salaries for our executive officers in 2018.
•	The Compensation Committee implemented a cash bonus program in 2017 to provide our executive officers with a direct financial incentive in the form of a cash bonus award tied to our achievement of pre-established clinical, research and development, business and corporate development, and financial objectives for the 2017 year. The performance goals had to be attained at a minimum threshold of 75% in order for a bonus to be paid.
•	We do not offer a defined benefit pension plan, deferred compensation plan or supplemental executive retirement plan. Instead, we rely on equity compensation (in the form of stock options and restricted stock units) in order to attract and retain key employees, align the interests of our executive officers with those of our stockholders and to provide our executive officers and other employees with the opportunity to accumulate retirement income.
•	The Compensation Committee annually assesses whether our compensation programs have potential risks that are reasonably likely to have a material adverse effect on the Company.
•	We do not offer any significant perquisites or personal benefits to our executive officers.

Overview of Our Executive Compensation Program

Corporate Governance and the Role of the Compensation Committee

The Compensation Committee assists the Board of Directors in fulfilling its fiduciary responsibilities with respect to the oversight of our compensation plans, policies and programs, especially those regarding executive compensation and employee benefits. The Compensation Committee’s responsibilities include reviewing and establishing the compensation arrangements for management, including the compensation for our Chief Executive Officer, and establishing and reviewing general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals.

Objectives of the Company’s Compensation Program

We are focused on developing and commercializing innovative therapeutic candidates for the treatment of cardiovascular, metabolic, and liver diseases. To achieve this objective, we have recruited executives with significant industry or scientific experience, including in the areas of research and development. The biotechnology industry is very competitive and our success depends upon our ability to attract and retain qualified executives through competitive compensation packages. The Compensation Committee administers the compensation programs for our executive officers with this competitive environment in mind. The Compensation Committee believes our compensation program must balance long-term incentives that create rewards for the realization of our long-term strategic objectives with near term compensation that rewards our executives for the achievement of annual goals that further the attainment of our long-term objectives and align the interests of our executives with those of our stockholders. At the same time, our compensation programs have to be designed to serve as an important retention tool.

To this end, the primary objectives of our compensation program are to:

•	Enable us to attract and retain highly qualified executives with extensive industry or scientific experience by providing a competitive compensation package that includes long-term incentives that provide significant retentive value;
•	Reward our executives for our success in achieving significant operational goals; and
•	Align the interests of our executives with those of our stockholders.

Executive Compensation Determination Procedures and Policies

The Compensation Committee reviews executive compensation annually. As part of this process, our Chief Executive Officer makes recommendations to the Compensation Committee with respect to the compensation levels for individual executives other than himself. The Compensation Committee reviews this information and adjusts or approves the recommendations as appropriate. In making its determination for each named executive officer, the Compensation Committee considers our performance against established performance objectives and market data regarding executive compensation at comparable companies. In the case of our Chief Executive Officer, the Compensation Committee evaluates his performance against our established performance objectives and market data regarding executive compensation at comparable companies.

In October 2016, the Compensation Committee retained the services of Compensia to review all aspects of our executive compensation. In particular, Compensia assists the Compensation Committee in defining the appropriate peer companies for executive compensation and practices and in benchmarking our executive compensation program against the peer group. The Compensation Committee uses the information obtained from Compensia primarily for evaluating our executive compensation practices, including measuring the competitiveness of our practices. The Compensation Committee also uses information obtained from Compensia to review our cash bonus policy, equity awards, and base salary benchmarks across all levels of the company. The Compensation Committee determined that Compensia was independent pursuant to SEC rules and the corporate governance rules of NASDAQ and concluded that no conflict of interest exists that would prevent Compensia from independently representing the Compensation Committee.

Comparative Analysis

For purposes of measuring the competitive positioning of our compensation packages, peer companies are generally selected by the Compensation Committee with input from Compensia, primarily using the following criteria: (i) publicly-held pre-commercial U.S. biotechnology companies, and (ii) companies that fall within a specific market capitalization range of approximately one half to two times our market capitalization at the time of the peer evaluation. Because the biotechnology industry is a dynamic industry, the comparator group used by the Compensation Committee to measure the competitive positioning of our compensation packages is periodically updated to ensure that companies continue to meet the established criteria.

The selected comparable companies for purposes of measuring the competitive positioning of the base salary and cash incentive bonus and equity compensation elements of the compensation packages in 2017 were as follows:

Aldeyra Therapeutics	Capricor Therapeutics
Catabasis Pharmaceuticals	Cellular Biomedicine Group
Cidara Therapeutics	Dimension Therapeutics
Eiger BioPharmaceuticals	Gemphire Therapeutics
Lion Biotechnologies	Loxo Oncology
MediciNova	MyoKardia
OncoMed Pharmaceuticals	REGENEXBIO
Regulus Therapeutics	Sorrento Therapeutics
Stemline Therapeutics

Direct Compensation Components

The components of our direct compensation package are as follows:

Element	Fixed or Variable	Compensation Objective
Base Salary	Fixed	To attract and retain executives by offering fixed compensation that is competitive with market opportunities and that recognizes each executive’s position, role, responsibility and experience.
Annual Cash Incentive Bonus	Variable	To motivate and reward the achievement of annual individual performance objectives and corporate goals.
Equity Awards	Variable
To align our executives’ interests with the interests of stockholders and to promote the long-term retention of our executives and all employees through equity-based compensation in the form of stock options and/or restricted stock.

Base Salary

Our Compensation Committee reviews base salaries for our named executive officers on an annual basis as part of our compensation program and may increase such base salaries for merit reasons, based on the executive officer’s success in meeting or exceeding individual performance objectives established by our Compensation Committee, with input from our Board of Directors and senior management team, and an assessment of whether significant corporate goals established by our Compensation Committee, with input from our Board of Directors and management team, were achieved. Additionally, our Compensation Committee may adjust base salaries as warranted throughout the year for changes in the scope or breadth of an executive officer’s role or responsibilities. Our Compensation Committee will also evaluate an executive officer’s base salary together with other components of the executive officer’s compensation to ensure that the executive officer’s total compensation is in line with our overall compensation philosophy. If necessary, our Compensation Committee will also realign base salaries with market levels for the same positions if our Compensation Committee, with input from Compensia, identifies significant market changes in its data analysis.

In January 2017, our Compensation Committee assessed the annual base salaries of our named executive officers, with input from senior management and Compensia and competitive data from the peer group, and elected to maintain the annual base salaries for each of our named executive officers in 2017 at 2016 levels.

Set forth below is a table describing the base salaries for all of our named executive officers for the year ending December 31, 2017.

Name	2017 Base Salary	2016 Base Salary	Percent Increase
Paul A. Friedman, M.D.	$400,000	$400,000	—
Rebecca Taub, M.D.	$370,000	$370,000	—
Marc R. Schneebaum	$365,000	$365,000	—

Annual Cash Incentive Bonus

In addition to base salaries, our named executive officers are eligible to receive annual cash incentive bonuses. The annual cash incentive bonus each named executive officer is eligible to receive is based on the individual’s target bonus, as a percentage of base salary, and an assessment of individual performance and achievement of pre-established research and development, financial, and corporate development goals for the 2017 year. The Compensation Committee determined the size of potential cash bonuses by reference to target bonus amounts, based on market data from the peer group and the terms of each named executive officer’s employment agreement. The specified percentages are intended to help ensure that our total cash compensation is competitive when compared to the peer companies. It is also designed to ensure that a portion of each executive’s cash compensation is contingent on goal achievement, thereby increasing the performance-based component of each executive’s total compensation.

For 2017, the target cash bonus for our named executive officers was as follows: Dr. Friedman, 50% of base salary; Dr. Taub, 40% of base salary; and Mr. Schneebaum, 40% of base salary. For 2017, the Compensation Committee assigned points to each objective based on its determination, with input from our senior management team, of the value of the objective in light of our overall corporate goals and objectives for 2017. The Compensation Committee, with input from our senior management team, assigned a total of 70 points to our research and development objectives, with 50 points assigned to our clinical objectives and 20 points assigned to other research and development objectives, 22.5 points to our financial objectives, and 7.5 points to our corporate development objectives, for a total of 100 points. The Compensation Committee also assigned bonus points for certain ancillary performance objectives within each primary group of performance objectives. If we achieved a performance objective at the target level, 100% of the available points for such objective would be assigned. If we achieved a performance objective above the target level, up to 150% of the available points for such objective would be assigned. If we achieved a performance objective at less than 75% of the target level, zero points for such objective would be assigned.

The performance objectives, total points possible and total points achieved for 2017 may be summarized as follows:

2017 Corporate Performance Objectives		Total Base and Bonus Points	Total Base and Bonus Points Achieved
Research and Development Objectives
Clinical Objectives
•	Delivery of top-line results for primary endpoint in Phase 2 clinical trial of MGL-3916 in NASH	30	45 (150% achievement of target)
•	Delivery of top-line results for key secondary endpoints in Phase 2 clinical trial of MGL-3916 in NASH	20	20 (100% achievement of target)
•	Delivery of top-line results for primary endpoint in Phase 2 clinical trial of MGL-3916 in HeFH	20	20 (100% achievement of target)
•	Delivery of top-line results for key secondary endpoints in Phase 2 clinical trial of MGL-3916 in HeFH	7.5	0 (less than 75% achievement of target)
Other Research and Development Objectives
•	Manufacture of drug product for Phase 3 clinical trials	7	10.5 (150% achievement of target)
•	Development and selection of Phase 3 drug product formulation	5	5 (100% achievement of target)
•	Achievement of ancillary animal and human studies of MGL-3196 and Metabolite	8	12 (150% achievement of target)
•	Development of commercial quality drug product	5	5 (100% achievement of target)
•	Ancillary FDA submissions	5	0 (less than 75% achievement of target)
Finance Objectives
•	Achievement of financing objectives	15	22.5 (150% achievement of target)
•	Achievement of financing objectives with blended discount to market price less than specified percentage	5	5 (100% achievement of target)
•	Manage operating expenditures in accordance with Board approved operating plan	7.5	11.25 (150% achievement of target)
Corporate Development Objectives
•	Milestones relating to investor/analyst meetings	2.5	3.75 (150% achievement of target)
•	Milestones relating to analyst coverage	5	7.5 (150% achievement of target)
Total		142.5	167.5

In March 2018, the Compensation Committee, with input from our senior management team, assessed our achievement of the performance objectives set forth above. Based on its assessment, the Compensation Committee determined that we exceeded our overall corporate performance objectives for 2017. In addition, the Compensation Committee considered other individual achievements for each of our named executive officers. As a result, in March 2018 the Compensation Committee awarded 2017 cash bonuses to our named executives in excess of his or her stated target bonus. The table below sets forth the target and actual bonus awards for our named executive officers:

Name	Target Award	Actual Award
Paul A. Friedman, M.D.	$200,000	$335,000
Rebecca Taub, M.D.	$148,000	$247,900
Marc R. Schneebaum	$146,000	$244,550

Long-Term Incentives

We believe that long-term incentives in the form of equity-based awards are critical to meeting the following objectives:

•	focus all employees, including our named executive officers, on our long-term performance by aligning their interests with those of our stockholders;
•	retain our key employees and executives and maintain management continuity through longer-term vesting of our equity-based awards; and
•	promote an ownership culture through participation in equity-based compensation programs.

Our 2015 Stock Plan allows the grant of stock options, restricted stock, and other equity-based awards to employees, consultants and directors. We typically make an initial equity award of stock options to new employees, including our executive officers, and annual equity grants as part of our overall compensation program. Our Compensation Committee authorized Dr. Friedman to make new hire stock option grants to our employees, except for our executive officers, within certain parameters, beyond which approval of our Compensation Committee is required. Dr. Friedman may award new hire stock option grants as of the employee’s initial commencement of employment with an exercise price equal to the closing price of our common stock on the date of grant, in accordance with our 2015 Stock Plan. Annual grants of options to all of our employees and equity awards to our executive officers are approved by our Compensation Committee, the timing of which we intend to be consistent each year with a regularly scheduled meeting of our Compensation Committee and is not coordinated with the public release of nonpublic material information.

In March 2017, at a regularly scheduled meeting, the Compensation Committee granted 49,600 option awards to Dr. Friedman, 37,300 option awards to Dr. Taub, and 27,300 option awards to Mr. Schneebaum.

Other Benefits

We maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, dental insurance, and a 401(k) plan with a matching company contribution. Our named executive officers participate in the benefits programs generally on the same basis as all employees.

Employment Agreements

We have entered into an employment agreement with each of our named executive officers, which agreements provide financial protection against the potential loss of employment in designated circumstances, and which the Compensation Committee believes will allow the executives to focus attention on the best interests of the stockholders, without undue concern as to the executive’s own financial situation. None of our employment agreements contains a tax gross-up. A summary of the material terms of the employment agreements may be found in this proxy statement under the section entitled “Employment Agreements, Severance and Change in Control Arrangements.”

Executive Compensation and Risk-Taking

We have sought to align the equity and cash components of our executive compensation program with industry peers in order to offer compensation packages that enable us to attract and retain talented executive officers. The Compensation Committee continues to evaluate the relative importance of equity and cash components of total compensation. We do not believe that our executive compensation program encourages excessive risk-taking by our executive officers. For example, long-term equity awards tied to the value of our common stock represent a significant component of an executive officer’s total direct compensation, as evidenced by the compensation breakdown contained in the Summary Compensation Table that follows. Those awards promote a commonality of interest between our executive officers and our stockholders in sustaining and increasing stockholder value. Because the equity awards are typically made on an annual basis to our executive officers, they always have unvested awards outstanding that could decrease significantly in value if our business is not managed to achieve its long-term goals. Thus, our executive compensation program is not heavily weighted toward short-term incentives, and we have taken what we believe are reasonable steps to protect against the potential of disproportionately large short-term incentives that might encourage excessive risk taking.

Advisory Vote on Executive Compensation

At our 2017 Annual Meeting of Stockholder we conducted an advisory vote on executive compensation. At such meeting, approximately 99% of the votes cast on the advisory vote proposal were in favor of our named executive officer compensation as disclosed in our proxy statement, and as a result our named executive officer compensation was approved.

The Board of Directors and Compensation Committee reviewed the advisory vote results in the context of our overall compensation philosophy and programs, and based on the level of support, determined that no significant changes to our compensation policies and programs were necessary. The Compensation Committee will continue to take into account future stockholder advisory votes on executive compensation and other relevant market developments affecting executive officer compensation in order to determine whether any subsequent changes to the our executive compensation programs and policies would be warranted to reflect any stockholder concerns reflected in those advisory votes or to address market developments.

Employment Agreements, Severance and Change in Control Arrangements

Paul A. Friedman, M.D.

On April 13, 2016, Private Madrigal entered into a contingent employment agreement, or the Friedman Letter Agreement, with Dr. Friedman, for the position of Chairman and Chief Executive Officer of our company following the completion of the Merger. We assumed the Friedman Letter Agreement upon completion of the Merger. Under the terms of the Friedman Letter Agreement, Dr. Friedman will receive an annual base salary of $400,000 (subject to adjustment by the Compensation Committee) and will be entitled to receive an annual target bonus of 50% of his base salary. In addition, upon the consummation of the Merger, Dr. Friedman received equity awards, including stock options to purchase 306,256 shares of our common stock and a restricted stock award representing 153,128 shares of our common stock.

The foregoing stock options vested as to 25% of the shares on the grant date and the remainder of the shares will vest in equal annual installments on the first, second and third anniversaries of the grant date. The repurchase right relating to the foregoing restricted award lapsed as to 25% of the shares on the grant date and the repurchase right on the remaining shares will lapse in equal annual installments on the first, second and third anniversaries of the grant date.

Dr. Friedman is also entitled to severance benefits if we terminate his employment without “Cause” or if Dr. Friedman voluntarily resigns for “Good Reason,” each as defined in the applicable employment agreement, which we refer to herein collectively as a “Qualifying Separation,” consisting of:

•	a severance payment equal to 12 months of Dr. Friedman’s then-current base salary and target bonus, payable (i) in a lump sum for a Qualifying Separation, if such Qualifying Separation occurs following a change of control of our company and (ii) in 12 equal monthly payments if such Qualifying Separation does not occur following a change of control of our company;
•	full vesting of restricted stock and stock options held by Dr. Friedman upon a Qualifying Separation (the mere occurrence of a change of control of our company is not enough to trigger this acceleration; a Qualifying Separation must occur); and
•	reimbursement of continuation of medical benefits for 12 months following a Qualifying Separation.

Dr. Friedman has also entered into a customary indemnification agreement with us with respect to his service as an officer and director of our company.

Rebecca Taub, M.D.

On April 13, 2016, Private Madrigal entered into a contingent employment agreement, or the Taub Letter Agreement, with Rebecca Taub, M.D. for the position of Chief Medical Officer and Executive Vice President, Research & Development, of our company following the completion of the Merger. We assumed the Taub Letter Agreement upon completion of the Merger. Under the terms of the Taub Letter Agreement, Dr. Taub will receive an annual base salary of $370,000 (subject to adjustment by the Compensation Committee) and will be entitled to receive an annual target bonus of 40% of her base salary. In addition, upon the consummation of the Merger, Dr. Taub received equity awards, including stock options to purchase 153,128 shares of our common stock and a restricted stock award representing 30,626 shares of our common stock.

The foregoing stock options vested as to 25% of the shares on the grant date and the remainder of the shares will vest in equal annual installments on the first, second and third anniversaries of the grant date. The repurchase right relating to the foregoing restricted award lapsed as to 25% of the shares on the grant date and the repurchase right on the remaining shares will lapse in equal annual installments on the first, second and third anniversaries of the grant date.

Dr. Taub is also entitled to severance benefits upon a Qualifying Separation consisting of:

•	a severance payment equal to 12 months of Dr. Taub’s then-current base salary and target bonus, payable (i) in a lump sum for a Qualifying Separation, if such Qualifying Separation occurs following a change of control of our company and (ii) in 12 equal monthly payments if such Qualifying Separation does not occur following a change of control of our company;
•	full vesting of restricted stock and stock options held by Dr. Taub upon a Qualifying Separation (the mere occurrence of a change of control of our company is not enough to trigger this acceleration; a Qualifying Separation must occur); and
•	reimbursement of continuation of medical benefits for 12 months following a Qualifying Separation.

Dr. Taub has also entered into a customary indemnification agreement with us with respect to her service as an officer and director of our company.

Marc R. Schneebaum

Pursuant to a letter agreement dated November 24, 2014, with Mr. Schneebaum, Mr. Schneebaum will receive an annual base salary of $365,000. Under our bonus policy, Mr. Schneebaum is eligible to receive an annual performance-based bonus of up to 40% of his base salary. In addition, upon the consummation of the Merger, Mr. Schneebaum received equity awards, including stock options to purchase 98,002 shares of our common stock and a restricted stock award representing 24,501 shares of our common stock.

The foregoing stock options vested as to 25% of the shares on the grant date and the remainder of the shares will vest in equal annual installments on the first, second and third anniversaries of the grant date. The repurchase right relating to the foregoing restricted award lapsed as to 25% of the shares on the grant date and the repurchase right on the remaining shares will lapse in equal annual installments on the first, second and third anniversaries of the grant date.

Pursuant to the terms of a severance and change of control agreement entered into with Mr. Schneebaum, he is also entitled to severance benefits upon a Qualifying Separation consisting of:

•	a severance payment equal to 12 months of Mr. Schneebaum’s then-current base salary and target bonus, payable (i) in a lump sum if such Qualifying Separation occurs following a change of control of our company, and (ii) in 12 equal monthly payments if such Qualifying Separation does not occur following a change of control of our company;
•	(i) full vesting of restricted stock and stock options held by Mr. Schneebaum upon a Qualifying Separation, if such Qualifying Separation occurs following a change in control of our company, and (ii) six months’ vesting of restricted stock and stock options held by Mr. Schneebaum upon a Qualifying Separation, if such Qualifying Separation does not occur following a change of control of our company; and
•	reimbursement of continuation of medical benefits for 12 months following a Qualifying Separation.

Mr. Schneebaum has also entered into a customary indemnification agreement with us with respect to his service as an officer of our company.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2017, and December 31, 2016, the compensation awarded to or earned by our principal executive officer and our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2017. The persons listed in the following table are referred to herein as the “named executive officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Paul A. Friedman, M.D. Chief Executive Officer	2017	400,000		335,000		629,424	—	558		1,364,982
	2016	175,898	(2)	84,000	(2)	1,447,060	2,278,545	465		3,985,968
Rebecca Taub, M.D. Chief Medical Officer, Executive Vice President, Research & Development	2017	370,000		247,900		473,337	—	558		1,091,795
	2016	162,705	(3)	62,160	(3)	289,416	1,139,272	465		1,654,018

Marc R. Schneebaum Senior Vice President, Chief Financial Officer	2017	365,000		244,500		346,437	—	14,307		970,244
	2016	365,000		146,487		393,753	729,135	51,247	(4)	1,685,622

(1)	These amounts represent the aggregate grant date fair value of stock awards and option awards, respectively, granted in each year presented calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC, Topic 718, Compensation—Stock Compensation. See our discussion of “Stock-Based Compensation” under Notes 2, 3 and 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed on March 13, 2018, or the Annual Report, for a discussion of all assumptions made by us in determining the grant date fair values of our equity awards. See also our discussion of stock-based compensation under Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” of the Annual Report.
(2)	Dr. Friedman was appointed as our Chief Executive Officer on July 22, 2016. The amounts shown reflect the pro-rated portion of his base salary and target bonus.
(3)	Dr. Taub was appointed as our Chief Medical Officer and Executive Vice President, Research & Development on July 22, 2016. The amounts shown reflect the pro-rated portion of her base salary and target bonus.
(4)	Includes an accrued paid time off payment of $42,289 and matching contributions of $7,950 made under our 401(k) plan.

Outstanding Equity Awards at Fiscal Year End

The following table shows stock options and shares of unvested stock held by each of our named executive officers as of December 31, 2017.

		Option Awards					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Paul A. Friedman, M.D.	03/02/17	—	49,600	(3)	15.80	03/02/27	—	—
	07/22/16	153,128	153,128	(2)	9.45	07/22/26	76,564	7,027,810	(4)

Rebecca Taub, M.D. Chief Medical Officer, Executive Vice President, Research & Development	03/02/17	—	37,300	(3)	15.80	03/02/27	—	—
	07/22/16	76,564	76,564	(2)	9.45	07/22/26	15,313	1,405,580	(4)

Marc R. Schneebaum Senior Vice President, Chief Financial Officer	03/02/17	—	27,300	(3)	15.80	03/02/27	—	—
	07/22/16	49,001	49,001	(2)	9.45	07/22/26	12,250	1,124,428	(4)
	10/02/15	2,187	2,187		61.60	10/02/25	—	—
	12/08/14	4,821	1,607		99.75	12/08/24	—	—
(1)	The market value of the stock awards was determined by multiplying the number of shares by $91.79, the closing price of our common stock on The Nasdaq Global Market on December 30, 2017, the last trading day of our fiscal year.
(2)	The stock option vests as to 25% of the underlying shares on the grant date and as to 25% of the remaining shares on each of the first, second and third anniversaries of the grant date.
(3)	The stock option vests as to 25% of the underlying shares on the first anniversary of the grant date and, thereafter, as to 6.25% of the underlying shares on the last day of each successive three month period.
(4)	The restricted stock grant vests as to a lapsing repurchase right as to 25% of the shares on the grant date and as to 25% of the remaining shares on each of the first, second and third anniversaries of the grant date.

Director Compensation

Non-Employee Director Compensation Program

A non-employee director is a director who is not employed by us and who does not receive compensation from us or have a business relationship with us that would require disclosure under applicable SEC rules. Our Board of Directors approves the form and amount of non-employee director compensation. Our Compensation Committee makes recommendations on the form and amount of non-employee director compensation. In July 2016, we adopted a non-employee director compensation program that became effective upon its adoption. The terms of our non-employee director compensation program are described below.

Initial Stock Option Grant Upon Appointment or Election

Each new non-employee director automatically receives a stock option to purchase 20,000 shares of our common stock upon his or her initial appointment or election to our Board of Directors, to be granted on or as soon as reasonably practicable after the date of such non-employee director’s initial appointment or election, as applicable. Each such stock option has an exercise price equal to the fair market value of our common stock on the date of grant and vests as to 25% of the underlying shares on the first anniversary of the grant date and as to an additional 12.5% of the underlying shares on the last day of each successive quarterly period thereafter for four successive quarterly periods, subject to the non-employee director’s continued service as a director. Each such stock option will terminate on the earlier of ten years from the date of grant and three months after the recipient ceases to serve as a director, except in the case of death or disability, in which event the option will terminate one year from the date of the non-employee director’s death or disability.

Annual Stock Option Awards

Each non-employee director automatically receives an annual stock option on the date of each annual meeting of our stockholders, or the Annual Grant Date, to purchase 10,000 shares of our common stock. Each such stock option has an exercise price equal to the fair market value of our common stock on the Annual Grant Date and vests in full on the first anniversary of the Annual Grant Date, subject to the non-employee director’s continued service as a director on such date. Each such stock option will terminate on the earlier of ten years from the date of grant and three months after the recipient ceases to serve as a director, except in the case of death or disability, in which event the option will terminate one year from the date of the non-employee director’s death or disability.

Annual Cash Compensation

In addition to stock options, each non-employee director is eligible to receive for his or her service on our Board of Directors or committees thereof annual cash retainers (payable quarterly, in arrears), as follows:

Position	Retainer ($)
Board Member	40,000
Audit Committee Chair	20,000
Compensation Committee Chair	12,500
Nominating and Governance Committee Chair	12,500
Audit Committee Member	7,500
Compensation Committee Member	7,500
Nominating and Governance Committee Member	7,500

Expenses

Finally, we reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors and committee meetings.

Director Compensation Table

The following table sets forth information about the compensation paid to the non-employee members of our Board of Directors who served as a director during the year ended December 31, 2017. Other than as set forth in the table and described more fully below, during the year ended December 31, 2017, we did not pay any fees to, make any equity awards to or pay any other compensation to the non-employee members of our Board of Directors. The stock options granted in 2017 and disclosed in the table below were granted under our Amended 2015 Stock Plan. Neither Dr. Friedman, our Chief Executive Officer and Chairman of our Board of Directors, nor Dr. Taub, our Chief Medical Officer, Executive Vice President, Research & Development, and a director, received any compensation from us in 2017 for service as a director and they are not included in the table below.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)(4)	Total ($)
Kenneth M. Bate	67,500	164,600	232,100
Fred B. Craves, Ph.D.	55,000	164,600	219,600
Keith R. Gollust	60,000	164,600	224,600
Richard S. Levy, M.D.	60,000	164,600	224,600
David Milligan, Ph.D.	55,000	164,600	219,600
(1)	Consists of the annual retainer fee for service as a member of the Board of Directors or any Board committee. For further information concerning such fees, see the section above entitled “—Annual Cash Compensation.”

(2)	Mr. Bate, Dr. Craves, Mr. Gollust, Dr. Levy, and Dr. Milligan each received an option to purchase 10,000 shares of common stock with an exercise price per share of $16.46 at our 2017 Annual Meeting of Stockholders, and each such option had an aggregate grant date fair value of $164,600. For further information concerning these option award grants, see the section above entitled “Annual Stock Option Awards.”
(3)	The amounts in this column represent the aggregate grant date fair value of the option awards granted to or earned by the applicable director in our fiscal year 2017 computed in accordance with FASB ASC Topic 718. See our discussion of “Stock-Based Compensation” under Notes 2, 3 and 9 to our audited consolidated financial statements included in the Annual Report for a discussion of all assumptions made by us in determining the grant date fair values of our equity awards. See also our discussion of stock-based compensation under Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” of the Annual Report.
(4)	The following table shows the total number of outstanding and vested stock options as of December 31, 2017, the last day of our fiscal year, that have been issued as director compensation to our non-employee directors.
Name	# of Stock Options Outstanding	# of Stock Options Vested
Kenneth M. Bate	30,000	10,000
Fred B. Craves, Ph.D.	30,000	10,000
Keith R. Gollust	30,000	10,000
Richard S. Levy, M.D.	30,000	10,000
David Milligan, Ph.D.	30,000	10,000

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2017:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Security Holders(1)	1,080,904	$11.73	1,458,495	(2)
Total	1,080,904	$11.73	1,458,495
(1)	These plans consist of our Amended 2015 Stock Plan and Amended and Restated 2006 Stock Plan, or our 2006 Stock Plan. In connection with the adoption of our Amended 2015 Stock Plan in June 2015, our 2006 Stock Plan was terminated and thereafter no further equity awards were granted under the 2006 Stock Plan.
(2)	Represents shares of common stock available for future issuance under our Amended 2015 Stock Plan.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears elsewhere in this proxy statement, with our management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2017.

MEMBERS OF THE COMPENSATION COMMITTEE:

Richard S. Levy, M.D. (Chairman) Kenneth M. Bate Fred B. Craves, Ph.D. David Milligan, Ph.D.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, our executive officers, and persons who beneficially own more than ten percent of our outstanding common stock are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which require them to file reports with respect to their beneficial ownership of our common stock and their transactions in our common stock. Based upon (i) the copies of Section 16 reports which we received from such persons for their 2017 year transactions in our common stock and their common stock holdings, and (ii) written representation that no other reports were required, we believe that all reporting requirements under Section 16 for such year were met in a timely manner by our directors, executive officers and greater than ten percent beneficial owners.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our named executive officers and directors, we describe below each transaction or series of similar transactions, since January 1, 2016, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years; and
•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation for our named executive officers and directors is described in the section entitled “Compensation Discussion and Analysis.”

Merger, Financing and Change of Control Bonus Plan

On July 22, 2016, Synta completed the Merger with Private Madrigal in accordance with the terms of the Merger Agreement, pursuant to which Saffron Merger Sub, Inc., a wholly-owned subsidiary of Synta, merged with and into Private Madrigal, with Private Madrigal surviving as a wholly-owned subsidiary of Synta. Also on July 22, 2016, in connection with, and prior to completion of, the Merger, Synta effected a 1-for-35 reverse stock split of its common stock. Under the terms of the Merger Agreement, at the effective time of the Merger, Synta issued an aggregate of 7,253,655 shares of its common stock to Private Madrigal stockholders, at an exchange rate of 0.1593 shares of common stock, after taking into account the reverse stock split, in exchange for each share of Private Madrigal common stock outstanding immediately prior to the Merger. The exchange rate was calculated by a formula that was determined through arms-length negotiations between Synta and Private Madrigal.

On April 13, 2016, concurrently with the execution of the Merger Agreement, Private Madrigal entered into a Restated Note Purchase Agreement, or the Purchase Agreement, with certain funds associated with Bay City Capital, LLC, or the Bay City Funds, Private Madrigal’s largest stockholder and a holder of more than 5% of our capital stock, Dr. Craves, a director of our company and an affiliate of the Bay City Funds, and SQN LLC, an investment entity affiliated with Dr. Taub and Dr. Friedman, pursuant to which such investors irrevocably committed to provide Private Madrigal with $9,000,000 of funding during the pendency of the Merger in the form of convertible promissory notes. Upon the consummation of the Merger, the principal amount outstanding under these convertible notes automatically converted into shares of common stock of Synta in accordance with the exchange ratio described above, whereupon the Bay City Funds received an aggregate of 5,657,854 shares of Synta common stock, Dr. Craves received 296,067 shares of Synta common stock and SQN LLC received 729,066 shares of Synta common stock.

In addition, Private Madrigal adopted a Change in Control Bonus Plan, or the Madrigal CoC Bonus Plan, prior to the consummation of the Merger pursuant to which certain key service providers of Private Madrigal would receive bonuses upon the consummation of a change of control transaction such as the Merger. The purpose of the Madrigal CoC Bonus Plan was to compensate such key service providers for past services, and secure, to a limited extent, their continued services to Private Madrigal through the consummation of the Merger. In accordance with the Madrigal CoC Bonus Plan, up to 10% of the net proceeds from the Merger were paid to eligible participants based upon their participation agreement, which was funded out of the consideration paid to certain stockholders of Private Madrigal in connection with the Merger. Upon consummation of the Merger, an aggregate of 570,668 shares of Synta common stock were issued to participants in the Madrigal CoC Bonus Plan, including 404,132 shares of Synta common stock issued to Dr. Taub.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers and certain other key employees. The indemnification agreements provide that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of our directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, our restated certificate of incorporation and our amended and restated bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and other key employees in connection with a legal proceeding.

Policy for Approval of Related Person Transactions

Pursuant to the written charter of our Audit Committee, the Audit Committee is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any of the following persons has or will have a direct or indirect material interest:

•	our executive officers;
•	our directors;
•	the beneficial owners of more than 5% of our securities;
•	the immediate family members of any of the foregoing persons; and
•	any other persons whom the Board of Directors determines may be considered related persons.

For purposes of these procedures, “immediate family members” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing the household with the executive officer, director or 5% beneficial owner.

In reviewing and approving such transactions, the Audit Committee shall obtain, or shall direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by the committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. This approval authority may also be delegated to the chairman of the Audit Committee in some circumstances. No related person transaction shall be entered into prior to the completion of these procedures.

The Audit Committee or its chairman, as the case may be, shall approve only those related person transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as the committee or the chairman determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to our company; the impact on a director’s independence in the event that the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

Summary

Our Board of Directors currently consists of seven members, classified into three classes as follows: Paul A. Friedman, M.D. and Kenneth M. Bate are the Class I directors with a term ending at the 2020 Annual Meeting of Stockholders; Rebecca Taub, M.D. and Fred B. Craves, Ph.D. are the Class II directors with a term ending at the upcoming 2018 Annual Meeting of Stockholders; and Keith R. Gollust, David Milligan, Ph.D. and Richard S. Levy, M.D. are the Class III directors with a term ending at the 2019 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

On March 1, 2018, our Nominating and Governance Committee nominated Rebecca Taub, M.D. and Fred B. Craves, Ph.D. for election at the Annual Meeting for a term of three years to serve until the 2021 Annual Meeting of Stockholders, and until their respective successors have been elected and qualified, or until their earlier death, resignation, retirement or removal. Unless authority to vote for any of these nominees is withheld, the shares represented by a validly executed proxy will be voted FOR the election as directors of Dr. Taub and Dr. Craves. In the event that either nominee should become unable or unwilling to serve, the shares represented by a validly executed proxy will be voted for the election of such other person as the Board of Directors may recommend in his or her place, as the case may be, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors. We have no reason to believe that either nominee will be unable or unwilling to serve as a director.

Vote Required

Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The two nominees for director receiving the highest number of affirmative votes will be elected.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF DR. TAUB AND DR. CRAVES AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Summary

The Audit Committee has appointed PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2018. PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2017. The Board of Directors proposes that our stockholders ratify this appointment. In the event our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment. We do not expect a representative of PricewaterhouseCoopers LLP to be present at the Annual Meeting or to otherwise be available to make a statement or respond to questions.

On July 22, 2016, the Audit Committee approved the dismissal of Ernst & Young LLP, Synta’s independent registered public accounting firm, as our independent registered public accounting firm, effective as of such date. Subsequently, the Audit Committee conducted a competitive process to determine our independent registered public accounting firm for the fiscal year ended December 31, 2016. As a result of this process, on September 26, 2016, the Audit Committee approved, on our behalf, the engagement of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2016. On September 28, 2016, the Audit Committee formally engaged PricewaterhouseCoopers LLP. In deciding to appoint PricewaterhouseCoopers LLP, the Audit Committee reviewed auditor independence issues and existing relationships with PricewaterhouseCoopers LLP and concluded that PricewaterhouseCoopers LLP had no relationship with us that would impair its independence for the fiscal year ending December 31, 2016.

Ernst & Young LLP’s audit reports on Synta’s financial statements as of and for each of the two fiscal years ended December 31, 2015 and December 31, 2014, contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the two fiscal years ended December 31, 2015 and December 31, 2014, and the subsequent interim period through July 22, 2016, the date of the dismissal of Ernst & Young LLP, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) between Synta and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Ernst & Young LLP’s satisfaction, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreement in connection with its report for such periods. In addition, during the periods identified above, there were no reportable events (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

We previously reported the Audit Committee’s determination to dismiss Ernst & Young LLP as our independent registered public accounting firm on a Current Report on Form 8-K filed by us with the SEC on July 22, 2016. We provided Ernst & Young LLP with a copy of the foregoing disclosures and requested that Ernst & Young LLP furnish us with a letter addressed to the SEC stating whether it agreed with the foregoing disclosures and, if not, stating the respects in which it did not agree. A copy of the letter from Ernst & Young LLP was filed as Exhibit 16.1 to our Form 8-K filed on July 22, 2016.

During the two fiscal years ended December 31, 2015 and December 31, 2014, and the subsequent interim period through September 28, 2016, the date of our engagement of PricewaterhouseCoopers LLP, neither we nor anyone on our behalf consulted with PricewaterhouseCoopers LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that PricewaterhouseCoopers LLP concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of SEC Regulation S-K and the instructions to Item 304) or a reportable event (as defined in Item 304(a)(1)(v) of SEC Regulation S-K).

Accounting Fees and Services

The following table summarizes the aggregate fees for professional services rendered to us by PricewaterhouseCoopers LLP for the years ended December 31, 2016 and December 31, 2017, by Friedman LLP, Private Madrigal’s independent accounting firm, for the years ended December 31, 2016 and December 31, 2017, and by Ernst & Young LLP, Synta’s independent registered public accounting firm, for the year ended December 31, 2016. The Audit Committee pre-approved all services fees described below.

	2017	2016
Audit fees	$534,600(1)	$763,000(2)
Audit-related fees	—	—
Tax fees	25,000	36,000
All other fees	—	—
Total	$559,600	$799,000
(1)	Consists of $519,600 of fees for professional services rendered to us by PricewaterhouseCoopers LLP and $15,000 of fees for professional services rendered to Private Madrigal by Friedman, LLP.
(2)	Consists of $465,000 of fees for professional services rendered to us by PricewaterhouseCoopers LLP, $130,000 of fees for professional services rendered to Private Madrigal by Friedman, LLP, and $168,000 of fees for professional services rendered to us by Ernst & Young, LLP.

Audit Fees

Audit services consist of fees and expenses for the audit of our annual financial statements included in our Forms 10-K, and the related audit of internal control over financial reporting included in our 2017 Annual Report on Form 10-K, review of interim financial statements included in our Forms 10-Q, consultations regarding accounting and auditing matters, fees in connection with our public offering of shares of our common stock under our “at the market” sales agreement, fees in connection with our private placement offering of shares of preferred stock and common stock in June 2017, fees in connection with our underwritten public offering of shares of common stock in December 2017, fees in connection with our merger with Synta in July 2016, and services normally provided in connection with statutory and regulatory filings.

Tax Fees

Tax fees consist of fees billed for professional services for tax compliance, tax planning, and tax advice.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Auditors

Consistent with policies of the SEC regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

Prior to engagement of an independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1.      Audit services include audit work performed in the preparation of financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.      Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.      Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.      Other Fees are those associated with services not captured in the other categories. We generally do not request such services from our independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Report of the Audit Committee of the Board of Directors1

The information contained in this “Report of the Audit Committee of the Board of Directors” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any of our filings with the SEC, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, or subject to the liabilities of Section 18 of the Exchange Act.

The Audit Committee, which consists entirely of directors who meet the independence and experience requirements of The Nasdaq Stock Market, has furnished the following report:

The Audit Committee assists the Board of Directors in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. The Audit Committee’s role and responsibilities are set forth in a charter adopted by the Board of Directors, which is publicly available through the “Investors—Corporate Governance” section of our website at www.madrigalpharma.com. The Audit Committee reviews and reassesses its charter annually and recommends any changes to the Board of Directors for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. In fulfilling its responsibilities for the financial statements for the fiscal year ended December 31, 2017, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 with management and PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited our financial statements for the fiscal year ended December 31, 2017;
•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board, or PCAOB, Auditing Standard No. 1301, “Communications with Audit Committees,” or any successor standard; and
•	Received written disclosures and the letter from PricewaterhouseCoopers LLP regarding its independence as required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee and the Audit Committee further discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee also considered the status of taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE:

Kenneth M. Bate (Chairman) Keith R. Gollust David Milligan, Ph.D.
[1]	The material in this Report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Madrigal Pharmaceuticals, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Vote Required

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

If our stockholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee may still, in its discretion, decide to appoint a different independent registered public accounting firm at any time during the year ending December 31, 2018, if it concludes that such a change would be in the best interests of our company and our stockholders. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider, but not necessarily rescind, the appointment.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

PROPOSAL NO. 3:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

Pursuant to Section 14A(a)(1) of the Exchange Act, we are providing our stockholders with an opportunity to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC (commonly referred to as a “say-on-pay” vote).

Prior to casting your vote on this proposal, you are encouraged to read the sections entitled “Compensation Discussion and Analysis” and “Executive Officer and Director Compensation” beginning on page 18 of this proxy statement for a detailed discussion of our policies and practices relating to the compensation of our named executive officers.

Our Compensation Committee believes that the objectives of our executive compensation program, as it relates to our named executive officers, are appropriate for a company of our size and stage of development and that our compensation policies and practices help meet those objectives. In addition, our Compensation Committee believes that our executive compensation program, as it relates to our named executive officers, achieves an appropriate balance between fixed compensation and variable incentive compensation, pays for performance and promotes an alignment between the interests of our named executive officers and our stockholders. Accordingly, we are asking our stockholders to approve the compensation of our named executive officers. This advisory vote is not intended to be limited or specific to any particular element of compensation, but rather to cover the overall compensation of our named executive officers and the compensation policies and practices described in this proxy statement as it relates to our named executive officers.

Resolution

Our Board of Directors is asking our stockholders to indicate their support for the compensation of our named executive officers, as described in this proxy statement, by casting a non-binding advisory vote “FOR” the following resolution::

“RESOLVED, that the compensation paid to the named executive officers of Madrigal Pharmaceuticals, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this proxy statement, is hereby APPROVED.”

Vote Required

The foregoing resolution will be approved on an advisory basis by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Because this proposal is advisory, the results of the vote will not be binding on us, our Board of Directors or our Compensation Committee.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL ON AN ADVISORY BASIS OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

CODE OF CONDUCT AND ETHICS

We have adopted a code of conduct and ethics that applies to all of our directors and employees, including our chief executive officer and chief financial and accounting officer. The text of the code of conduct and ethics is posted on the “Investors—Corporate Governance” section of our website at www.madrigalpharma.com. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the rules of NASDAQ.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons named therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2019 Annual Meeting of Stockholders, we must receive stockholder proposals no later than December 31, 2018. To be considered for presentation at the 2019 Annual Meeting, although not included in the proxy statement, proposals must be received no earlier than February 14, 2019 and no later than March 16, 2019; provided, however, that in the event that the date of the 2019 Annual Meeting is more than thirty (30) days before or more than thirty (30) days after the anniversary date of the preceding year’s Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the ninetieth (90th) day prior to such Annual Meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such Annual Meeting or the tenth (10th) day following the day on which we make a public announcement of the date of such meeting.

Proposals that are not received in a timely manner will not be voted on at the 2019 Annual Meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Secretary, Madrigal Pharmaceuticals, Inc., 200 Barr Harbor Drive, Suite 400, West Conshohocken, Pennsylvania 19428.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to Madrigal Pharmaceuticals, Inc., Corporate Secretary, 200 Barr Harbor Drive, Suite 400, West Conshohocken, Pennsylvania 19428. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written request to the address above, a separate copy of the Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.

Our Annual Report on Form 10-K for the year ended December 31, 2017 is available without charge upon written request to: Madrigal Pharmaceuticals, Inc., Corporate Secretary, 200 Barr Harbor Drive, Suite 400, West Conshohocken, Pennsylvania 19428. Our Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

West Conshohocken, Pennsylvania
April 27, 2018

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0000382040_1 R1.0.1.17 For Withhold For All All All Except The Board of Directors recommends a vote FOR nominees listed and FOR Proposals 2 and 3. 1. Election of Directors Nominees 01 Rebecca Taub, M.D. 02 Fred B. Craves, Ph.D. MADRIGAL PHARMACEUTICALS INC. FOUR TOWER BRIDGE 200 BARR ARBOR DRIVE, SUITE 400 WEST CONSHOHOCKEN, PA 19428 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/18/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/18/2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For Against Abstain 2. Proposal to ratify the selection of PricewaterhouseCoopers LLP as Madrigal Pharmaceuticals, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2018. 3. Proposal to approve, on a non-binding advisory basis, the compensation of Madrigal Pharmaceuticals, Inc.'s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For address change/comments, mark here. (see reverse for instructions) 0000382040_2 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/ Form 10-K Wrap is/are available at www.proxyvote.com MADRIGAL PHARMACEUTICALS INC. Annual Meeting of Stockholders June 19, 2018 9:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Paul A. Friedman, M.D. and Marc R. Schneebaum, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of MADRIGAL PHARMACEUTICALS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 9:00 a.m. EDT on Tuesday, June 19, 2018, at the Rittenhouse, 210 West Rittenhouse Square, Philadelphia, PA 19103, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side